Pipeline Data Enters Definitive Merger Agreement with COCARD(R)

May 20, 2008 9:05 AM ET

On Friday, May 16th, Pipeline Data Inc., PPDA and COCARD(R) Marketing Group, LLC (“COCARD”) signed a Definitive Merger Agreement for Pipeline to acquire COCARD for approximately $79.5 million in cash and notes plus future considerations based on performance. COCARD is a Nashville, Tennessee-based merchant services provider comprised of 73 independent sales offices catering primarily to small and medium-sized retail accounts. COCARD processes over $3 billion of credit card transactions annually from its base of over 26,000 merchants.

Pipeline Data has received a senior secured debt proposal of $90 million for the funding of the transaction led by a Fortune 10 financial institution, of which approximately $70 million will be available to support the purchase. Pipeline has also received a proposal for the equity component of the transaction in the amount of approximately $50 million. In addition to funding the COCARD acquisition, the funds will reduce Pipeline’s current cost of capital and enable the company to properly rationalize its balance sheet in coordination with the transaction. The COCARD transaction, among other matters, is subject to the approval of the proposed financing institutions. At this time, Pipeline has elected to defer its previously announced merger with Innovative Resource Alliance.

The merger and financial results from the first quarter of 2008 will be discussed during Pipeline Data’s Annual Meeting on May 22nd at 10:00 a.m. EDT and during a question and answer session from 12:30 p.m. to 1:30 p.m. To access the meeting and the question and answer session via phone, please dial (888) 244-4984, enter conference ID number 104559 and then press 2. The audio and slide presentation from the Annual Meeting will be available at www.pipelinedata.com shortly after the conclusion of the meeting.

About Pipeline Data:

Pipeline Data Inc. provides value-added credit card transaction processing services for merchants in three key areas: wireless mobile payment, e-commerce solutions and retail merchant payment.

Safe Harbor Statement:

The information provided for in this Press Release contains forward-looking statements that involve risks and uncertainties more fully set forth in the Company’s filing. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release contains statements that are forward-looking, such as statements relating to uncertainties that could affect performance and results of the Company in the future and, accordingly, such performance and results may materially differ from those expressed or implied in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to those relating to the Company’s growth strategy, customer concentration, outstanding indebtedness, seasonality, expansion and other activities of competitors, changes in federal or state laws and the administration of such laws, protection of the securities markets and other risks detailed in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. Statements made in this Press Release that are not historical facts are forward-looking statements that are subject to the “safe harbor” created by the Private Securities Litigation Reform Act of 1995. The Company’s actual results could differ significantly from those discussed and/or implied herein. Contact Information: Pipeline Data Inc. Phil Chait, 617-405-2600